Exhibit 8.1

New York, NY 10154	+1 212-407-4990
LOEB & LOEB LLP 345 Park Avenue New York, NY 10154	Main+1 212-407-4000 Fax+1 212-407-4990

November 12, 2026

Alchemy Investments Acquisition Corp 1

Re:Registration Statement of Alchemy Acquisition Holdings, Inc.

Ladies and Gentlemen:

We have acted as United States counsel to Alchemy Investments Acquisition Corp 1, a Cayman Islands exempted company (“ALCY”), in connection with the proposed Business Combination contemplated by a business combination agreement made and entered into on August 22, 2025, as may be amended, supplemented or otherwise modified from time to time (the “Business Combination Agreement”) by and among ALCY, Alchemy Acquisition Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of ALCY (“Pubco”), Alchemy Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pubco (“Newco”), Cartiga, LLC, a Delaware limited liability company (the “Company”), and Halle Benett, as the Sellers’ Representative. Any capitalized terms used, but not defined, herein have the meanings given to such terms in the Business Combination Agreement. As more fully described in the Registration Statement (as defined below), the Business Combination Agreement provides that: at least one Business Day prior to the Closing Date, ALCY will re-domicile as and become a Delaware corporation by merging with and into Pubco (the “Domestication”), with Pubco continuing as the surviving company, pursuant to Part XVI of the Companies Act (Revised) of the Cayman Islands (the “Companies Act”) and Section 252 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

The Business Combination and certain other related transactions are described in the Registration Statement of Pubco (with the Company as co-registrant), on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), initially filed on October 23, 2026, (Registration Number 333-299615), as amended through the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed and relied upon the Business Combination Agreement, the Registration Statement, the tax representation letter delivered to us by ALCY, and such other documents as we have considered relevant to our analysis, including exhibits, schedules, and attachments to the foregoing documents. In examining such documents, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement, the Business Combination Agreement, and the tax representation letter delivered to us.

Based upon and subject to the foregoing (including the representations made by ALCY) and the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement and other customary assumptions, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations — U.S. Holders — U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of ALCY Securities” insofar as they address the material U.S. federal income tax considerations of the Domestication for beneficial owners of ALCY Securities (as defined in the Registration Statement) and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications, and limitations stated herein and therein. Statements contained therein, however, that ALCY or the Company “believes,” “expects,” “intends,” “assumes,” or other similar phrases are not legal conclusions and do not constitute our opinion.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Alchemy Investments Acquisition Corp 1

November 12, 2026

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and as described above. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to Alchemy Investments Acquisition Corp 1 under the caption “Material U.S. Federal Income Tax Considerations — U.S. Holders — U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of ALCY Securities” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Regards,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP